Exhibit 99.1

CYTOMEDIX TO RECEIVE $2.2 MILLION FROM EXISTING WARRANTHOLDERS

ROCKVILLE, Md., May 1, 2006- Cytomedix, Inc. (AMEX: GTF), a biotechnology company specializing in advanced treatments for chronic non-healing wounds, today announced that it has received commitments from existing warrant holders to exercise outstanding warrants totaling $2.2 million in proceeds to the Company. These proceeds will be used to further fund the Company’s growth and development.

The outstanding warrants were exercised in connection with a private placement of Class D Warrants. In return for the exercise of the outstanding warrants, Cytomedix is issuing a new five-year Class D Warrant for each $7.50 received from the exercise of outstanding warrants during the offer period. Each Class D Warrant gives the holder the right to purchase one share of the Company’s common stock at an exercise price of $3.50. These warrants have piggyback registration rights and are callable if the Company’s stock closes above $4.50 for 10 consecutive trading days.

Cytomedix received commitments to exercise outstanding warrants to purchase 1.5 million shares of the Company’s common stock and expects to issue Class D Warrants to purchase 294,000 shares of common stock as a result of such exercises. To date, Cytomedix has received $1.3 million in connection with this offer. The remaining $900,000 is due in two installments, with the final payments due May 17, 2006.

“We are pleased with the success of our funding inititative and the confidence that our shareholders have shown in the Company,” stated Chairman and Chief Executive Officer Kshitij Mohan. “This Offer has allowed Cytomedix to raise these funds at virtually no cost and with only minimal dilution. This comes at a time when our AutoloGel™ System for treating chronic wounds is under review by the U.S. Food and Drug Administration (FDA) and places Cytomedix in an even stronger financial position to pursue broad commercialization of its products. The Company is in communication with the FDA to ensure that any additional information or analysis that is needed to arrive at a decision is provided to the Agency in a timely manner.”

ABOUT CYTOMEDIX

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is AutoloGel™, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The Company has announced favorable results from its blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers and has submitted a 510(k) application for marketing clearance to the FDA. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. There is no guarantee that the FDA will complete its review within any estimated timeframe, or that the FDA will fully agree with the Company in the interpretation of the data or the regulatory pathway and provide marketing clearance. Further, even assuming the FDA grants the Company’s request for marketing clearance, there is no guarantee that the Company will receive Medicare reimbursement for its product; the Company’s marketing efforts will be successful; or that it will be able to achieve its other strategic goals. There is also no guarantee that the Company’s current capitalization will be sufficient to attain its goals or that future funding will be available to the Company on acceptable terms. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

SOURCE: Cytomedix, Inc.

The Wall Street Group, Inc.
Ron Stabiner
(212) 888-4848